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                                                                   Exhibit 23.1

The Board of Directors - Ticketmaster Group, Inc.

The Venturers - Unconsolidated Ticketing Joint Ventures of Ticketmaster Group, Inc.

The Venturers - Pacer/CATS/CCS -
  A Wembley Ticketmaster Joint Venture

The Venturers - Ticketmaster Indiana (A Joint Venture)


We consent to the use of our reports included herein and to the references to our firm under the headings, "Summary Financial Data," "Selected Financial Data," and "Experts" in the prospectus.

With respect to Pacer/CATS/CCS - a Wembley Ticketmaster Joint Venture, our responsibility is to also express an opinion on its financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein. Also, our report contains an explanatory paragraph that states that the Joint Venture has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG Peat Marwick LLP

Los Angeles, California
September 20, 1996